FOR IMMEDIATE RELEASE:

Contact:
Cecelia C. Heer
Investor/Public Relations
Bradley Pharmaceuticals, Inc.
973-882-1505, ext. 252

cheer@bradpharm.com

Bradley Pharmaceuticals
2007 Second Quarter Results

The Company’s Returns and Inventory Optimization Plan
Contributes to Lower Revenues in the Second Quarter

Fairfield, NJ – Aug. 9, 2007 – Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

Second Quarter 2007

-	Launched ELESTRIN™ and introduced product to the media

-	Launched PERANEX™ HC Cream, a new line of anorectal therapy treatment

-	Launched ROSULA® CLARIFYING WASH™

-	Launched KEROL™ TOPICAL SUSPENSION

-	Launched authorized generic of ADOXA® 150 mg tablet

-	Hired 15 additional ELESTRIN™ sales representatives for Kenwood Therapeutics division

-	At June 30, 2007, reduced inventory in the channel from December 31, 2006 by an estimated $9.0 million through our returns and inventory optimization plan

-	At June 30, 2007, increased cash and cash equivalents, short-term investments and restricted cash position by $7.0 million from December 31, 2006

-

On August 3, 2007, the Company paid the outstanding principal balance of $62.4 million under its credit facility with its existing cash and cash equivalents, concurrently with the closing of a new credit facility.

Bradley reported that net sales for the quarter ended June 30, 2007 were approximately $32.2 million, a decrease of $4.9 million, or 13%, from net sales of $37.1 million for the quarter ended June 30, 2006. The Company had a net loss of $(1.7) million for the 2007 quarter, or $(0.10) per share on a fully diluted basis, based upon approximately 16.9 million shares outstanding, compared to net income of $4.6 million, or $0.28 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the same period last year.

In April 2007, the Company implemented a returns and inventory optimization plan designed to reduce future returns by decreasing customer inventory in the channel and to ship products with increased shelf-life to wholesalers by improving product production planning. The Company believes the implementation of the plan contributed to lower revenues in the quarter ended June 30, 2007 compared to the net sales in more recent quarters. As outlined in the table below, gross prescription demand has outpaced sales in the most recent quarters, indicating a portion of the demand was satisfied by inventory in the channel rather than through new sales. Pursuant to this plan, the Company estimates it has reduced inventory of all products in the distribution channel from $36.4 million at December 31, 2006, to $33.2 million at March 31, 2007 and to $27.4 million at June 30, 2007. The following table is a comparison of the gross prescription demand, gross prescription sales, the returns provision and net sales for the last six quarters ($ in millions):

	Q1 ‘06	Q2 ‘06	Q3 ‘06	Q4 ‘06	Q1 ‘07	Q2 ‘07
Gross prescription demand (1)	$46.9	$46.7	$47.9	$50.4	$54.8	$53.2
Gross prescription sales (2)	$45.0	$44.0	$45.0	$48.0	$44.8	$36.5
Returns provision (3)	$8.6	$8.0	$6.0	$8.7	$6.9	$2.6
Net sales (3)	$34.8	$37.2	$35.2	$37.7	$37.8	$32.2

(1)	As reported by Wolters Kluwer, a third party provider of prescription data. Wolters Kluwer’s projected gross prescription demand is calculated based upon estimated retail sales value.

(2)

The Company’s actual results. Gross prescription sales are based upon actual gross prescription sales at current gross selling prices and do not include charges for discounts, returns, chargebacks and rebates and do not include sales of the Company’s over-the-counter products.

(3)	The Company’s actual results. Net sales includes sales of both prescription and over-the-counter products and include charges for discounts, returns, chargebacks and rebates.

Daniel Glassman, the Company’s Chief Executive Officer and President, said “The continued creation of new business via prescriptions written and filled continues at robust levels. Our sales decreases and associated loss for the quarter were not unexpected as we continue to optimize the channel inventory, including ADOXA® 150 mg tablets. The returns and inventory optimization plan bodes well for the future as lower channel inventory should provide for lower returns and a potential increase in net sales.”

 With a balance sheet return reserve of $22.8 million, 83% of the inventory in the distribution channel is reserved for as of June 30, 2007.

Doak Dermatologics, led by its core branded products of ADOXA®, KERALAC® / KEROL™, SOLARAZE®, ZODERM®, LIDAMANTLE®, and ROSULA®, accounted for 76% of our net sales for the quarter ended June 30, 2007, while Kenwood Therapeutics, and its core branded products of PAMINE®, ANAMANTLE HC®, PERANEX™ HC, ELESTRIN™ and FLORA-Q®, accounted for 20% of our net sales for the quarter ended June 30, 2007 and A. Aarons, our generic subsidiary, accounted for 4% of our net sales.

The decrease in our net sales for the quarter ended June 30, 2007 was primarily led by the acne/rosacea products, due to a decline in ADOXA® product sales. During this quarter, the ADOXA® 150 mg tablets faced generic competition for the first time. Additionally, the Company experienced sales declines in both the gastrointestinal products and respiratory products, led by lower sales of PAMINE® and DECONAMINE®, respectively. Sales of the latter were affected by an industry wide shortage of raw materials and it is anticipated that back orders of approximately $2.4 million will be shipped in the third quarter. Partially offsetting these sales declines were higher sales of the actinic keratosis product SOLARAZE®, A. Aarons revenue and the launch of new products late in the quarter, including ELESTRIN™, PERANEX™ HC CREAM,

ROSULA ® CLARIFYING WASH™ and KEROL™ TOPICAL SUSPENSION. A. Aarons shipped approximately $0.3 million and $5.6 million, respectively, of products during 2006 and for the first six months of 2007. In the quarter ended June 30, 2007, the Company recorded revenues of $1.3 million from these sales based on prescription data and cash collections, while not recording $3.9 million, at gross sales value, for the estimated product remaining in the channel at June 30, 2007. The Company has recorded deferred revenue of $0.6 million related to shipments of A. Aaron product, which represents the payments received from customers through that date on sales that were not yet recognized.

At June 30, 2007, 100% of the ADOXA® 150 mg tablets estimated in the wholesale and retail channel is reserved. Due to our efforts to reduce inventory in the channel, the estimated value of ADOXA® 150 mg tablets in the channel of $3.9 million at June 30, 2007 represents a reduction of $2.2 million from the prior quarter.

The following table sets forth certain net sales data for the quarters ended June 30, 2007 and June 30, 2006 by therapeutic category within Doak Dermatologics, Kenwood Therapeutics and A. Aarons:

Therapeutic Category by Company	June 30, 2007	June 30, 2006	Increase/ (Decrease)	% Change
Doak Dermatologics
Dermatology & Podiatry
Keratolytic	$5,431,000	$6,041,000	$(610,000)	(10)%
Acne/Rosacea	8,787,000	12,675,000	(3,888,000)	(31)%
Actinic Keratoses	7,156,000	5,936,000	1,220,000	21%
Anesthetics	1,357,000	1,158,000	199,000	17%
Scalp	159,000	396,000	(237,000)	(60)%
Cosmeceuticals	1,175,000	1,032,000	143,000	14%
Authorized Generic	505,000	455,000	50,000	11%
Other	24,000	88,000	(64,000)	(73)%
Total Doak Dermatologics	$24,594,000	$27,781,000	$(3,187,000)	(11)%
Kenwood Therapeutics
Gastrointestinal	$4,955,000	$7,840,000	$(2,885,000)	(37)%
Respiratory	(63,000)	1,035,000	(1,098,000)	(106)%
Nutritional	859,000	444,000	415,000	93%
Other	559,000	50,000	509,000	NA
Total Kenwood Therapeutics	$6,310,000	$9,369,000	$(3,059,000)	(33)%

A. Aarons	$1,255,000	$-	$1,255,000	NA

Total Bradley Pharmaceuticals, Inc.	$32,159,000	$37,150,000	$(4,991,000)	(13)%

Our Kenwood Therapeutics sales force began promoting ELESTRIN™ to physicians in June 2007. Total ELESTRIN™ sales for the quarter were $0.6 million. We expect to launch VEREGEN™ at the end of 2007. VEREGEN™ will be promoted to physicians by both our Doak Dermatologics and Kenwood Therapeutics sales forces. In connection with the launch of these products, the Company has increased Kenwood’s sales force to 61 representatives at July 30,

2007 and will incur a corresponding amount of additional sales, marketing and related expenses in subsequent periods.

During the quarter ended June 30, 2007, cost of sales were $6.7 million, an increase of $0.9 million from the comparable year-ago period. A recording of an inventory reserve provision contributed to a decrease in the gross profit percentage for the three months ended June 30, 2007 to approximately 79% from 85% in the corresponding period of 2006. The inventory reserve provision of $1.5 million was primarily related to our returns and inventory optimization plan and generic competition on ADOXA® 150 mg tablets. The entrance of generic competition on ADOXA® 150 mg tablets led to revised sales forecasts that did not support current inventory levels.

Selling, general and administrative expenses for the three months ended June 30, 2007 were $23.0 million, representing an increase of $4.0 million, or 21%, compared to $19.0 for the same period in the prior year. The increase in expenses reflects higher spending on salary and salary related expenses, primarily in the sales area, higher professional fees and, to a lesser extent, an increased provision for bad debt and higher advertising and promotion expenses, primarily related to the ELESTRIN™ launch. During the quarter ended June 30, 2007, the Company’s professional fees included approximately $1.5 million related to the internal review of matters set forth in a resignation letter from a former employee, which was previously disclosed in the quarter ended March 31, 2007 but occurred during the most recent quarter.

On August 3, 2007, concurrently with the closing of a new $15.0 million revolving credit facility, the Company repaid the outstanding principal balance of $62.4 million under its previous credit facility, which was classified as current maturities of long-term debt at June 30, 2007. The Board determined that the repayment was an appropriate use of the Company’s existing cash and cash equivalents based on the Board’s desire, among other things, to reduce the Company’s interest expense. After repaying the debt, the Company had approximately $10.0 million in cash and cash equivalents on August 3, 2007.

Six months ended June 30, 2007

For the six months ended June 30, 2007, net sales were $70.0 million, a decrease of $1.9 million from $71.9 million for the six months ended June 30, 2006. The Company had a net income of $0.9 million for the six months ended June 30, 2007, or $0.05 per share on a fully diluted basis, based upon approximately 16.9 million shares outstanding, compared to net income of $4.8 million, or $0.29 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the same period last year.

Doak Dermatologics, Kenwood Therapeutics and A. Aarons accounted for 76%, 22% and 2%, respectively, of our net sales for the six months ended June 30, 2007.

The decrease in net sales was led by declines in the acne/rosacea products, due primarily to generic competition on the ADOXA®, keratolytic and gastrointestinal product lines. These decreases were partially offset by higher sales of SOLARAZE®, DECONAMINE®, new product launches and A. Aaron’s revenue. Although DECONAMINE® net sales increased for the six month period, the Company has, as noted above, not received the product for shipment since the quarter ended March 31, 2007 due to an inability to secure active ingredient and currently has the product on backorder. The following table sets forth certain net sales data for the six months ended June 30, 2007 and June 30, 2006 by therapeutic category within Doak Dermatologics, Kenwood Therapeutics and A. Aarons:

Therapeutic Category by Company	June 30, 2007	June 30, 2006	Increase/ (Decrease)	% Change
Doak Dermatologics
Dermatology & Podiatry
Keratolytic	$10,298,000	$11,977,000	$(1,679,000)	(14)%
Acne/Rosacea	23,348,000	28,072,000	(4,724,000)	(17)%
Actinic Keratoses	12,437,000	10,043,000	2,394,000	24%
Anesthetics	2,995,000	2,570,000	425,000	17%
Scalp	442,000	788,000	(346,000)	(44)%
Cosmeceuticals	2,586,000	2,170,000	416,000	19%
Authorized Generic	775,000	1,421,000	(646,000)	(45)%
Other	51,000	143,000	(92,000)	(64)%
Total Doak Dermatologics	$52,932,000	$57,184,000	$(4,252,000)	(7)%
Kenwood Therapeutics
Gastrointestinal	$11,508,000	$12,552,000	$(1,044,000)	(8)%
Respiratory	2,450,000	1,325,000	1,125,000	85%
Nutritional	1,203,000	744,000	459,000	62%
Other	614,000	98,000	516,000	526%
Total Kenwood Therapeutics	$15,775,000	$14,719,000	$1,056,000	7%

A. Aarons	$1,255,000	$-	$1,255,000	NA

Total Bradley Pharmaceuticals, Inc.	$69,962,000	$71,903,000	$(1,941,000)	(3)%

Cost of sales for the six months ended June 30, 2007 were $13.4 million, an increase of $2.6 million, or 24% from $10.8 million last year. The gross profit percentage was 81% compared to 85% for the same comparable year-ago period. A recording of an inventory reserve provision contributed to the increased costs and lower gross margin percentage. The inventory reserve provision of $2.4 million was primarily related to the Company’s returns and inventory optimization plan and generic competition on ADOXA® 150 mg tablets.

Selling, general and administrative expenses for the six months ended June 30, 2007 were $44.3 million, representing an increase of $5.4 million, or 14%, compared to $38.9 million for the six months ended June 30, 2006. The increase in selling, general and administrative expenses reflects higher spending on salary and salary related expenses, primarily in the sales area, and higher professional fees related to the Company’s ongoing legal matters, a review of matters set forth in a resignation letter from a former employee of the Company and independent financial advisors and legal counsel retained by the special committee to assist it in its work. The increased costs were partially offset by decreased spending on advertising and promotion on the existing product lines in response to increased competition from generic and therapeutically equivalent products.

Other Information:

For more detailed information, please see Bradley’s SEC filings, including its recently filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, by visiting www.bradpharm.com and clicking on the Investor Relations link, then on SEC Filings.

Bradley Pharmaceuticals Inc. invites you to participate in the Company’s Second Quarter 2007 Results Conference Call on Friday, August 10, 2007 at 8:30 AM ET. To participate in the conference call, please dial 1-888-573-3046 approximately 10 minutes prior to the start of the call and enter ID# 11333497.

Playback of the conference call will be available after 1:00 PM ET by calling 1-800-642-1687 and entering reservation ID# 11333497. The call also will be available on our web page for 30 days.

Please visit the Bradley Pharmaceuticals web site at: www.bradpharm.com.

About Bradley Pharmaceuticals, Inc.

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and international markets. Bradley's success is based upon its core strengths in marketing and sales, which enable the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley's marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OB/GYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Safe Harbor for Forward-Looking Statements:

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as Bradley’s plans to in-license, develop and launch new and enhanced products with long-term intellectual property protection or other significant barriers to market entry, sales and earnings estimates, other predictions of financial performance, launches by Bradley of new products, market acceptance of Bradley's products, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley's experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley's control. These risks and uncertainties include Bradley's ability to: launch VEREGEN™ at the end of 2007; predict the safety and efficacy of ELESTRIN™ and VEREGEN™ in a commercial setting; estimate sales; maintain adequate inventory levels; implement the returns and inventory optimization plan timely, if at all; reduce product returns; comply with the restrictive covenants under its credit facility; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry; maintain or increase sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley's SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley's products or of any other competing products. In addition, the Company cannot provide any assurance with respect to the previously announced review by the special committee of the board of directors of the Company's strategic alternatives or whether any definitive offer to acquire the Company will be made, whether by Mr. Daniel Glassman's group (as previously disclosed) or another potential purchaser, that any agreement will be executed or that Mr. Glassman's proposal or any other transaction will be approved or consummated. Actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Bradley Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Net sales	$32,158,640	$37,149,759	$69,961,597	$71,903,117
Cost of sales (1)	6,675,063	5,760,750	13,357,318	10,766,399

	25,483,577	31,389,009	56,604,279	61,136,718

Selling, general and administrative	22,990,033	19,038,088	44,286,288	38,931,586
Research and development	949,502	507,617	1,629,946	5,770,341
Depreciation and amortization	2,929,652	2,529,296	5,857,443	5,079,474
Interest income	(676,004)	(633,413)	(1,230,358)	(1,060,453)
Interest expense	2,285,991	2,084,091	4,552,399	4,198,107

	28,479,174	23,525,679	55,095,718	52,919,055

Income (loss) before income tax expense (benefit)	(2,995,597)	7,863,330	1,508,561	8,217,663
Income tax expense (benefit)	(1,322,722)	3,302,000	656,884	3,451,000

Net income (loss)	$(1,672,875)	$4,561,330	$851,677	$4,766,663

Basic net income (loss) per common share	$(0.10)	$0. 28	$0.05	$0. 29

Diluted net income (loss) per common share	$(0.10)	$0. 28	$0.05	$0. 29

Shares used in computing basic net income (loss) per common share	16,900,000	16,400,000	16,730,000	16,390,000

Shares used in computing diluted net income (loss) per common share	16,900,000	16,520,000	16,890,000	16,510,000

(1) Amounts exclude amortization of intangible assets related to acquired products.

Bradley Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2007 (unaudited)	December 31, 2006 (a)

Assets
Current assets:
Cash and cash equivalents	$50,524,567	$39,608,987
Short-term investments	3,142,011	7,083,678
Accounts receivable, net of allowances	8,804,298	14,489,623
Inventories, net	9,195,634	6,881,218
Deferred tax assets	14,087,150	13,332,666
Prepaid expenses and other	2,143,705	2,100,487
Prepaid income taxes	668,283	4,934,119
Restricted cash and investments	25,000,000	—

Total current assets	113,565,648	88,430,778

Property and equipment, net	653,222	813,794
Intangible assets, net	160,466,627	165,985,767
Goodwill	27,478,307	27,478,307
Deferred financing costs	3,905,315	4,798,034
Restricted cash and investments	—	25,000,000
Other assets	16,229	16,229

Total assets	$306,085,348	$312,522,909

(a) Derived from audited financial statements.

Bradley Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2007 (unaudited)	December 31, 2006 (a)

Liabilities
Current liabilities:
Current maturities of long-term debt	$62,429,965	$15,660,085
Milestone payable - ELESTRIN™	3,252,145	10,115,083
Accounts payable	9,144,533	4,948,754
Accrued expenses	37,795,301	38,728,413

Total current liabilities	112,621,944	69,452,335

Long-term liabilities:
Long-term debt, less current maturities	—	53,400,000
Deferred tax liabilities	795,257	2,054,145

Total long-term liabilities	795,257	55,454,145

Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized: 2,000,000; issued — none	—	—
Common stock, $0.01 par value; authorized: 26,400,000 shares; issued 17,392,974 shares at June 30, 2007 and 16,965,578 shares at December 31, 2006	173,930	169,656
Class B common stock, $0.01 par value; shares authorized: 900,000; issued 429,752 shares at June 30, 2007 and at December 31, 2006	4,298	4,298
Additional paid-in capital	147,451,852	139,754,887
Retained earnings	48,329,193	50,977,625
Accumulated other comprehensive gain	54	1,143
Treasury stock — common stock — at cost; 877,058 shares at June 30, 2007 and December 31, 2006	(3,291,180)	(3,291,180)

Total stockholders’ equity	192,668,147	187,616,429

Total liabilities and stockholders’ equity	$306,085,348	$312,522,909

(a) Derived from audited financial statements.